LIMITED POWER OF ATTORNEY
(SEC Section 16 Filings)

I, Charles A. Stones, do hereby grant power of attorney to each of Stephen P. Mullery, Christy M. Prendergast, Jonathan Cohen, and Arriann Mathurin for the sole purpose of filing Forms 3, 4, or 5 to report my transactions in Farmer Mac securities with the Securities and Exchange Commission as required by Section 16(b) of the Securities Exchange Act of 1934 and with the Farm Credit Administration (FCA) as required by regulations issued by the FCA. This Limited Power of Attorney will remain in effect until revoked in writing by me.

Dated: December 19, 2020

Signature: ______________________________
Charles A. Stones